Exhibit 10.1

STOCK SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made this 19th day of June, 2000 by and between MedPlus, Inc., an Ohio corporation ("MedPlus"), and Quest Diagnostics Ventures LLC, a Delaware limited liability company ("Quest Diagnostics"), a wholly-owned subsidiary of Quest Diagnostics Incorporated, a Delaware corporation.

B a c k g r o u n d:

MedPlus designs and markets electronic data storage systems, primarily for the medical market. Quest Diagnostics' parent is a provider of medical laboratory services which can be integrated with certain MedPlus product offerings. MedPlus is presently seeking equity capital which Quest Diagnostics is willing to provide on the terms and conditions set forth in this Agreement.

A g r e e m e n t:

MedPlus and Quest Diagnostics therefore agree as follows:

1. Issuance of Securities. MedPlus hereby agrees to issue to Quest Diagnostics, and Quest Diagnostics agrees to purchase and pay for, on the terms and conditions set forth in this Agreement, (i) at an initial closing (the "First Closing") which shall take place concurrently with the parties' execution of this Agreement, a number of shares of MedPlus common stock (Common Stock") having a an aggregate value (the "Initial Purchase Price") as determined in Section 2 below of $2,000,000 less the purchase price paid to Richard A. Mahoney as contemplated in Section 3b below; (ii) at a second closing (the "Second Closing") which shall take place immediately following the satisfaction of the conditions specified in Section 4 below, that number of shares of Common Stock having an aggregate value as determined in Section 2 below of $8,000,000, provided that, when added to the Common Stock purchased by Quest Diagnostics in the First Closing and the Common Stock purchased by Quest Diagnostics from Richard A. Mahoney as contemplated in Section 3b below, the total number of shares of Common Stock purchased by Quest Diagnostics at the First Closing and Second Closing shall not exceed 19.9% of the total number of shares of Common Stock that MedPlus has issued and outstanding as of the close of business on the trading date immediately prior to the date of the First Closing; and (iii) a warrant (the "Warrant") to purchase additional shares of Common Stock in substantially the form appended hereto as Exhibit A. The Common Stock and the Warrant are sometimes collectively referred to herein as the "Securities".

2. Common Stock Valuation. The purchase price per share for the Common Stock to be purchased hereunder (other than pursuant to the Warrant) shall equal the average closing price for MedPlus Common Stock on the Nasdaq National Market over the 15 trading days immediately preceding the date of the First Closing (the "Per Share Price").

3. Conditions to Second Closing. Quest Diagnostics' obligation to purchase Securities in the Second Closing shall be subject to the following conditions:

a. Shareholder Approval. MedPlus shall have secured the approval of its shareholders, as required by the Ohio Control Share Acquisition Act (Section 1701.831 of the Ohio Revised Code), to the acquisition by a third party of 20% or more of the stock of an Ohio public issuer. MedPlus shall call and hold a meeting of its shareholders at the earliest possible time for the purpose of seeking such shareholder approval and further covenants and agrees that its Board of Directors shall formally and in good faith recommend that the shareholders vote in favor of such approval.

b. Mahoney Stock Sale. At or prior to the First Closing, Quest Diagnostics and Richard A. Mahoney shall have entered into a stock purchase agreement providing for Quest Diagnostics' purchase of 100,000 shares of MedPlus Common Stock from Mr. Mahoney

c. No Material Adverse Change. MedPlus shall not have suffered or incurred any Material Adverse Change. For purposes hereof, "Material Adverse Change" or "Material Adverse Effect" means any change or effect that is or would reasonably be likely to be materially adverse to the business, results of operations, financial conditions or assets of MedPlus and its subsidiaries taken as a whole.

4. First Closing Deliveries. At the First Closing, the following items shall be delivered contemporaneously by the respective parties:

a. Stock Certificate. MedPlus shall issue and deliver to Quest Diagnostics a stock certificate representing that number of shares of Common Stock equal to the Initial Purchase Price divided by the Per Share Price, free, clear and unencumbered except as provided in Section 8 below.

b. Warrant. MedPlus shall issue and deliver a duly executed Warrant.

c. Registration Rights. MedPlus, Quest Diagnostics and the holders of MedPlus' Series A Preferred Stock shall execute and enter into an Amended and Restated Registration Rights Agreement in substantially the form appended hereto as Exhibit B.

d. Sales and Marketing Agreement. MedPlus and Quest Diagnostics shall enter into a sales and marketing agreement relating to MedPlus' ChartMaxx product.

e. Consideration. Quest Diagnostics shall wire the Initial Purchase Price to MedPlus as instructed by MedPlus.The documents delivered pursuant to this Section 4 (other than the stock certificate) are referred to as the "Related Agreements".

5. Second Closing Deliveries. At the Second Closing, the following items shall be delivered or events shall occur:

a. Board Seat. MedPlus' Board of Directors shall create a vacancy on the Board and as permitted by Ohio law shall appoint a designee of Quest Diagnostics to fill such vacancy.

b. Stock Certificate. MedPlus shall issue and deliver to Quest Diagnostics a stock certificate representing the number of shares of Common Stock required by Section 1(ii) above, free, clear and unencumbered except as provided in Section 8 below.

c. Consideration. Quest Diagnostics shall wire the purchase price for the Common Stock purchased at the Second Closing to MedPlus as instructed by MedPlus.

6. Post-Closing Obligations.

a. Standstill Agreement. For a period ending on the fifth anniversary of the date of the Closing, Quest Diagnostics shall not purchase any MedPlus Common Stock from any person or entity other than MedPlus, in the open market or otherwise, except with the prior written consent of MedPlus' Board of Directors.

b. Board Seat. So long as Quest Diagnostics remains the holder of at least 10% of the total outstanding Common Stock of MedPlus, MedPlus shall use its best efforts to maintain a designee of Quest Diagnostics as a member of the MedPlus Board of Directors.

7. Investment Representations and Transfer Restrictions. Quest Diagnostics represents and warrants to, and agrees with, MedPlus as follows:

a. Neither the Common Stock purchased hereunder nor the Common Stock issuable upon exercise of the Warrant have been registered under the Securities Act of 1933 or any applicable state securities laws, and neither may be offered, sold, transferred, pledged, assigned or hypothecated in the absence of registration, or the availability of an exemption from the registration, under the Securities Act of 1933 or any applicable state securities laws. MedPlus will effect a transfer of such securities only when (i) such transfer has been registered under the Securities Act of 1933 and applicable state securities laws, or (ii) upon receipt of a No-Action letter from the Securities and Exchange Commission and applicable state securities administrators, or when MedPlus has been advised by counsel, which advice and counsel shall each be reasonably satisfactory to MedPlus, that an exemption from such federal and state registration is available, and upon receipt of an agreement by the transferee to comply with the provisions of this Section 7.

b. All certificates evidencing ownership of the Securities, or replacement or new certificates evidencing same, in the absence of registration under the Act shall bear an appropriate legend to the effect that the Securities evidenced by such certificate are subject to the terms of this Agreement and that appropriate stop transfer instructions will be issued to MedPlus' transfer agent.

8. Compliance with Securities Laws. MedPlus and Quest Diagnostics agree that the sale of the Securities will be effected without registration under the Securities Act of 1933 or under the applicable state Blue Sky law in reliance upon the exemption from registration afforded by Rule 506 of Regulation D promulgated under the Securities Act of 1933. Quest Diagnostics hereby represents and warrants that it is an accredited investor as such term is defined by the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933 by virtue of the fact that it has total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Securities.

9. Sophisticated Investor Status. Quest Diagnostics represents and warrants that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Securities.

10. MedPlus Representations and Warranties. MedPlus represents and warrants to, and agrees with, Quest Diagnostics as follows:

a. MedPlus and each of its subsidiaries has been duly organized, is validly existing and is in good standing under the laws of their respective states of incorporation. MedPlus has full corporate power and authority to enter into this Agreement and the Related Agreements, and (subject to satisfaction of the condition set forth in Section 3a in the case of the deliveries at the Second Closing) this Agreement has been (and on and after the Second Closing each Related Agreement will be) duly and validly authorized, executed and delivered by MedPlus and constitutes (and on and after the Second Closing each Related Agreement will constitute) valid and binding obligations of MedPlus, enforceable against MedPlus in accordance with its terms, except as such enforcement may be limited by the United States Bankruptcy Code, laws effecting creditors rights, generally and general equitable principles.

b. Subject to the performance by Quest Diagnostics of its obligations under this Agreement and the accuracy of the representations and warranties of the Investor, the offering and sale of the Securities will be exempt from the registration requirements of the Securities Act of 1933.

c. The execution and delivery by MedPlus of, and the performance by MedPlus of its obligations under this Agreement and the Related Agreements in accordance with the terms of this Agreement and the Related Agreements, will not contravene any provision of applicable law or the charter documents of MedPlus or any of its subsidiaries or any agreement or other instrument binding upon MedPlus or any of its subsidiaries, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over MedPlus or any of its subsidiaries, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by MedPlus of its obligations under this Agreement and the Related Agreements in accordance with the terms of this Agreement and the Related Agreements.

d. MedPlus has filed all reports, schedules, forms, statements and other documents required to be filed by MedPlus with the SEC since January 31, 1998 ("SEC Documents"). As of its respective date, each SEC Document complied in all materials respect with the requirements of the Securities Exchange Act of 1934 or the Securities Act of 1933, as the case may be, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC document, none of the SEC documents contains any untrue statement of a material fact or omit to sate a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

e. All of the outstanding shares of capital stock of MedPlus have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. As of June 14, 2000, 15,000,000 shares of Common Stock are authorized, of which 6,225,275 shares of Common Stock are issued and outstanding, 200,000 shares of Common Stock are held as treasury shares and approximately 7,100,000 shares are subject to issuance under MedPlus' stock option plans and for the exercise of outstanding Series A Convertible Preferred Shares; and 5,000,000 shares of Series A Convertible Preferred Shares are authorized, of which 2,371,815 shares are issued and outstanding. MedPlus does not have any class of authorized stock other than Common Stock and the Series A Convertible Preferred Stock. The Securities have been duly authorized and, upon issuance will be validly issued and fully paid and non-assessable, and the Shares are not subject to any preemptive or similar rights and are free and clear of any liens, claims and encumbrances other than any restrictions under the Act and applicable state securities laws. At its upcoming annual meeting of shareholders, MedPlus plans to request shareholder approval of an amendment to its articles of incorporation to authorize an additional class of preferred stock and to increase its authorized Common Stock from 15,000,000 to 25,000,000 shares.

f. Neither MedPlus nor any of its subsidiaries are in violation of their respective charter or bylaws and are not in default in the performance of any bond, debenture, note or any other evidence of indebtedness or any indenture, mortgage, deed of trust, license, contract, lease or other instrument to which MedPlus or any of its subsidiaries is a party or by which it is bound, or to which any of the property or assets of MedPlus or any of its subsidiaries is subject, except such as have been waived or which would not have, singly or in the aggregate, a Material Adverse Effect.

g. There is no material litigation or governmental proceeding pending, or to the knowledge of MedPlus, threatened against, or involving the property or the business of MedPlus or any of its subsidiaries which would adversely affect the condition (financial or otherwise), business, prospects or results of operations of MedPlus and its subsidiaries, taken as a whole.

h. MedPlus is not (and has not been) in violation of or has received notice of any deficiency in or violation of any applicable law, rule, regulation, license, permit or requirement of any governmental authority, with such exception as would not constitute, singly or in the aggregate, a Material Adverse Change.

i. The consolidated financial statements set forth in the SEC Documents fairly present the financial position and the results of operations of MedPlus, at the dates and periods therein specified. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the respective periods involved and are complete and accurate and are in accordance with the books and records of MedPlus. Since January 31, 2000, neither MedPlus nor any of its subsidiaries:

(A) have entered into any transaction outside of the ordinary course of business (except for the sale of MedPlus' former subsidiary, Dialogos Inc.); or

(B) suffered any Material Adverse Change except as disclosed or contemplated in the SEC Documents.

j. The representations and warranties of MedPlus set forth in the Software License and Database Maintenance Agreement dated December 31, 1999 between MedPlus and Quest Diagnostics Incorporated are true and correct in all material respects as of the date hereof.

The foregoing representations, warranties and agreements shall survive the Closing.

11. HSR Act. Each of MedPlus and Quest Diagnostics may be required to file a premerger notification report pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended from time to time ("HSR Act") to the extent that Quest Diagnostics, as a result of the exercise of the Warrant, acquires more than 25% of the outstanding Common Stock provided that the aggregate purchase price exceeds $15 million. If such a notification is required to be filed, upon request by Quest Diagnostics, MedPlus will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under the HSR Act so that Quest Diagnostics may exercise the Warrant, including preparing and filing a Premerger Notification Report pursuant to the HSR Act and responding to requests for additional information.

12. Opportunity to Communicate with Management. Quest Diagnostics acknowledges that a reasonable time before it executed this Agreement, it had the opportunity to ask questions of MedPlus' management and receive answers concerning the terms and conditions of this sale of the Securities, and to obtain any reasonably available additional information regarding the MedPlus.

13. Investment Risks. Certain risk factors regarding MedPlus and its operations and prospects are set forth in the SEC Documents. Quest Diagnostics acknowledges that it has read and understands such risk factors and that such risk factors are not necessarily an exhaustive listing of all risks of MedPlus' business. Quest Diagnostics is able to sustain the loss of its entire investment.

14. Use of Proceeds. The proceeds from the sale of the Securities to Quest Diagnostics will be used for general working capital purposes and/or the reduction of debt. MedPlus' use of the proceeds hereunder is not subject to the receipt of any other funds by MedPlus from other sources.

Underlying Common Stock. The shares of Common Stock issuable upon exercise of the Warrant have not been registered under the Securities Act of 1933 or any state securities law. Quest Diagnostics acknowledges that should it elect to exercise the Warrant in the absence of such registration, the shares of Common Stock it receives will constitute restricted securities within the meaning of the Securities Act of 1933 which cannot be resold in the absence of registration or an available exemption from registration, as set forth in Section 7(a).

16. Public Announcement. Each party agrees that neither it nor any of its affiliates will make any public announcement regarding the transactions contemplated by this Agreement without the prior written consent of the other party, except to the extent such announcement may be required by law in which case each party shall reasonably consult with the other party prior to the making of any such announcement.

17. General Provisions.

a. Entire Agreement. This Agreement, together with the Related Agreements, constitutes the entire agreement between the parties and (other than with respect to the Related Agreements) supersedes and cancels any other agreement, representation or communication, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof.

b. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

c. Notices. All notices and other communications from any party hereto to any other party hereto shall be mailed by first-class, registered or certified mail, postage prepaid, to MedPlus at its principal offices at 8805 Governor's Hill Drive, Cincinnati, Ohio 45249, Attention: Chief Operating Officer or to Quest Diagnostics at One Malcolm Avenue, Teterboro, New Jersey 07608, Attention: General Counsel.

d. Amendments, Waivers, etc. No term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

e. Headings. The headings in this Agreement are for the purposes of convenience of reference only and shall not be deemed to constitute a part hereof.

f. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio.

g. Successors and Assigns. The benefits of this Agreement shall inure, and the obligations of this Agreement shall be binding upon, the personal representatives, successors and assigns of the parties hereto; provided, however, that neither party shall assign its rights or obligations hereunder without the prior written consent of the other party.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the date set forth below.

MEDPLUS, INC.

By: ______________________________

Its: _______________________________

QUEST DIAGNOSTICS VENTURES LLC

By: _______________________________

Its: _______________________________